Exhibit 107

Filing Fee Table

F-1

(Form Type)

WEBUY GLOBAL LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title	Rule	Registered(1)	Unit	Price(2)	Fee Rate	Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0000462 per share, or Pre-Funded Warrants(3)	Rules 457(o)		$–	$10,000,000	0.0001531	$1,531.00
	Equity	Class A ordinary shares, par value $0.0000462 per share, issuable upon exercise of Pre-Funded Warrants(4)	Rules 457(o)		–	–		–
	Total Offering Amounts					$10,000,000		$1,531.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$1,531.00

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Class A ordinary shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	The Registrant may issue Pre-Funded Warrants to purchase Class A ordinary shares in lieu of Ordinary Shares. The aggregate offering price of the Class A ordinary shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and the aggregate offering price of any Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of the Class A ordinary shares sold in the offering.

(4)	The Registrant may issue Pre-Funded Warrants to purchase Class A ordinary shares in lieu of Class A ordinary shares. The purchase price of each Pre-Funded Warrant will be the same as the purchase price for each Class A ordinary shares, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the exercise price of the Pre-Funded Warrant will equal $0.001 per share (subject to adjustment as provided for therein).